Exhibit 99.1

News Release

Contact:  David Amy, EVP & Chief Financial Officer

Lucy Rutishauser, VP Corporate Finance & Treasurer

(410) 568-1592

SINCLAIR COMPLETES DEBT FINANCING

BALTIMORE (May 29, 2003) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that it completed its private placement of $100.0 million aggregate principal amount of Senior Subordinated Notes, which was an add-on issuance under the indenture relating to Sinclair’s 8% Senior Subordinated Notes due 2012.   The Notes were issued at a price of $105.3359 plus accrued interest from March 15, 2003 to May 28, 2003, yielding a rate of 7.00%.

The Company intends to use the net proceeds, along with the net proceeds received in connection with our issuance of $150 million of Senior Subordinated Convertible Notes due 2018, to finance the repurchase or redemption of the 11.625% High Yield Trust Offering Preferred Securities due 2009 and for general corporate purposes, which may include the repayment of bank debt.

The Senior Subordinated Notes and the Convertible Notes offered by Sinclair have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the proposed Senior Subordinated Notes or Convertible Notes.

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